Exhibit 99.1

PAUL ANDREWS JOINS MONARCH BOARD OF DIRECTORS

RENO, NV — March 25, 2014 — Monarch Casino & Resort, Inc. (NASDAQ: MCRI) (Monarch) announced today that its board of directors appointed Paul Andrews to serve as a director for the company effective May 1, 2014, subject to applicable regulatory approval.

Mr. Andrews brings significant operations, marketing and sales experience to the Monarch board.

Mr. Andrews is the President and CEO of the National Western Stock Show and Complex (“NWSS”), which plays host to the National Western Stock Show each January and over 170 other events each year in Denver, Colorado.  Prior to joining NWSS in November 2010, Mr. Andrews spent 20 years in various capacities with Denver-based Kroenke Sports Enterprises LLC, owner of the Denver Nuggets, the Colorado Avalanche and the Pepsi Center Arena.  Mr. Andrews served in various sales, marketing and administrative capacities while at Kroenke including the position of Executive Vice President in which he was responsible for all business operations.

“Mr. Andrew’s Colorado business experience is a welcome addition to our board.” said John Farahi, Monarch Co-Chairman and CEO.

Contacts:              Ron Rowan, CFO at (775) 825-4700 or RRowan@monarchcasino.com

John Farahi, CEO at (775) 825-4700 or JohnFarahi@monarchcasino.com

For additional information visit Monarch’s web site at monarchcasino.com.